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                             EXHIBIT 4(I)

                             CONFIRMATION
                      DATED AS OF MARCH 12, 1996

     Hastings Manufacturing Company
     325 N. Hanover
     Hastings, MI 49058

     Attention:  Mr. Thomas J. Bellgraph
                    Treasurer

     Dear Tom:

     We are pleased to confirm the terms of the transaction described below between Hastings Manufacturing Company ("Hastings") and NBD Bank ("NBD") as follows:

     NOW, THEREFORE, in consideration of the, fee paid by the Company to the Bank in the amount of $42,060 the parties hereto agree as follows:

Type of Transaction:     Interest Rate Collar

Currency for Payments:   U.S. Dollar

Notional Amount:         $3,000,000

Term:
     Trade Date:         March 12, 1996
     Effective Date:     April 22, 1996
     Termination Date:   April 20, 1999

Floating Amounts:

     Cap Rate:           6.50%
     Floor Rate:         5.00%

     Cap Rate Floating Rate Payer:      NBD
     Floor Rate Floating Rate Payer:    Hastings

     Payment Dates: the 20th day of July, October, January and April of each year

BUSINESS DAY:                 New York and London

     Business/Banking Day Convention:   Modified Following
     Initial Floating Rate:             to be determined
     Floating Rate Option:              USD-LIBOR-Telerate Pg. 3750
     Designated Maturity:               3 Months
     Floating Rate Day Count:           Actual/360
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     Floating Rate determined:          2 London Banking Days prior to
                                        each Reset Date
     Reset Dates (value dates):         The first day of each
                                        Calculation Period
     Rounding Convention:               5 decimal places per ISDA

BANK ACCOUNTS:
          Payments to NBD and Hastings, DDA Account No. xxxxxxx

DOCUMENTATION:
     An International Swaps and Derivatives, Inc. ("ISDA") Master
     Agreement ("Master Agreement") with a schedule thereto dated as of 12-20-88. All provisions contained or incorporated by reference in the Master Agreement shall govern this Confirmation except as expressly modified below.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this letter and returning it via facsimile.

                                   For and on behalf of Hastings
                                   Manufacturing Company
                                   By: /S/ THOMAS J. BELLGRAPH
                                   Its: VICE PRESIDENT - FINANCE

                                   Address:
                                   Telephone: 616-945-2491, Ext. 300
                                   Telefax: 616-945-3104

                                   For and on behalf of
                                   NBD Bank.

                                   By: /S/ BEVERLY R. HENRETTY
                                        Beverly R. Henretty
                                        Its Second Vice President
                                   By: /S/ THOMAS VALLESKY
                                        Thomas Vallesky
                                        Vice President

                                   Address:
                                        Capital Markets Division
                                        NBD Bank
                                        611 Woodward Avenue
                                        Detroit, Michigan 48223
                                        Telephone:     (313) 225-3747
                                        Telefax:       (313) 225-4533





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